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                                 Exhibit 99.1

                             FOR IMMEDIATE RELEASE

BOSTON LIFE SCIENCES' AXOGENESIS FACTOR 1 (AF1) STIMULATES REGENERATION OF CENTRAL NERVOUS SYSTEM AXONS IN PRELIMINARY ANIMAL STUDIES



Boston, MA--October 20, 1997--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that in initial in vivo experiments, the Company's Central Nervous System (CNS) growth factor, AF1, appeared to stimulate regeneration of the optic nerve in mice. Two weeks following surgical transection of the optic nerve, the eyes were dissected and examined for optic nerve regeneration. In the group treated with AF1, all eyes showed evidence of optic nerve axon regeneration, whereas in the control group, none of the eyes showed evidence of optic nerve regeneration.

"This result, though preliminary, represents an extremely important "Proof of Principle" milestone in confirming the potential of AF1 to promote in vivo regeneration in the CNS. We believe that this is the first time that a single, naturally-occurring nerve growth factor has been reported to regenerate CNS axons in an animal model of CNS injury", said Dr. Marc Lanser, Chief Scientific Officer of BLSI. "We are extremely encouraged by this result, since recovery from stroke or other CNS injuries ultimately depends upon the regeneration of axonal connections between nerve cells. Based on these preliminary findings, we are planning an extensive schedule of animal experiments to acquire further evidence of efficacy in a variety of models of CNS injury. Our goal is to bring AF1 into clinical testing as soon as possible for the treatment of stroke and spinal cord injury ", added Dr. Lanser.

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to AF1, BLSI's products in clinical trials or in preclinical development include Troponin I, a natural anti-angiogenesis factor for the treatment of solid tumors; Therafectin, an oral drug for the treatment of Rheumatoid Arthritis; Altropane, a radioimaging agent for the diagnosis of Parkinson's Disease; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

For additional information contact:

Marc E. Lanser, MD
Chief Scientific Officer
(617) 425 0200